Exhibit 10.1
                                              CONFORMED COPY




                         $50,000,000


                      CREDIT AGREEMENT


                         dated as of


                    March 30, 1995 among


      John Wiley & Sons, Inc., The Banks Listed Herein


                             and


         Morgan Guaranty Trust Company of New York,
                          as Agent

                     TABLE OF CONTENTS(1)
                          ARTICLE I
                         DEFINITIONS


SECTION         1.01.     Definitions
SECTION         1.02.     Accounting Terms and Determinations

                         ARTICLE II
                         THE CREDITS

SECTION         2.01.     Commitments to Lend
SECTION         2.02.     Method of Borrowing
SECTION         2.03.     Notes
SECTION         2.04.     Maturity of Loans
SECTION         2.05.     Interest Rates
SECTION         2.06.     Facility Fees
SECTION         2.07.     Optional Termination
                          or Reduction of Commitments
SECTION         2.08.     Mandatory Termination
                          of Commitments
SECTION         2.09.     Optional Prepayments
SECTION         2.10.     General Provisions
                          as to Payments
SECTION         2.11.     Funding Losses
SECTION         2.12.     Computation of
                          Interest and Fees
SECTION         2.13.     Withholding Tax Exemption
SECTION         2.14.     Change of Control

                         ARTICLE III
                         CONDITIONS

SECTION         3.01.     Effectiveness
SECTION         3.02.     Borrowings

                         ARTICLE IV
               REPRESENTATIONS AND WARRANTIES

SECTION         4.01.     Corporate Existence and Power
SECTION         4.02.     Corporate and Governmental
                          Authorization; No Contravention
SECTION         4.03.     Binding Effect
SECTION         4.04.     Financial Information
SECTION         4.05.     Litigation
SECTION         4.06.     Compliance with ERISA
SECTION         4.07.     Taxes
SECTION         4.08.     Subsidiaries
SECTION         4.09.     Not an Investment Company
SECTION         4.10.     Status of Notes
SECTION         4.11.     Environmental Matters

                          ARTICLE V
                          COVENANTS

SECTION         5.01.     Information
SECTION         5.02.     Payment of Taxes;Insurance;
                          Maintenance of Corporate Existence
SECTION         5.03.     Maintenance of Property; Conduct of Business
SECTION         5.04.     Compliance with Laws
SECTION         5.05.     Inspection of Property, Books and Records
SECTION         5.06.     Limitation on Liens
SECTION         5.07.     Consolidations, Mergers and Sales of Assets
SECTION         5.08.     Use of Proceeds
SECTION         5.09.     Subsidiary Debt
SECTION         5.10.     Consolidated Shareholders' Equity
SECTION         5.11.     Debt to Subsidiaries
SECTION         5.12.     EBIT/TD Ratio
SECTION         5.13.     Restricted Paymentsand Guarantees

                         ARTICLE VI
                          DEFAULTS

SECTION         6.01.     Events of Default
SECTION         6.02.     Notice of Default

                         ARTICLE VII
                          THE AGENT

SECTION         7.01.     Appointment and Authorization
SECTION         7.02.     Agent and Affiliates
SECTION         7.03.     Action by Agent
SECTION         7.04.     Consultation with Experts
SECTION         7.05.     Liability of Agent
SECTION         7.06.     Indemnification
SECTION         7.07.     Credit Decision
SECTION         7.08.     Successor Agent
SECTION         7.09.     Agent's Fee

                        ARTICLE VIII
                   CHANGE IN CIRCUMSTANCES

SECTION         8.01.     Basis for Determining
                          Interest Rate Inadequate or Unfair
SECTION         8.02.     Illegality
SECTION         8.03.     Increased Cost and Reduced Return
SECTION         8.04.     Base Rate Loans Substituted
                          for Affected Fixed Rate Loans

                         ARTICLE IX
                        MISCELLANEOUS

SECTION         9.01.     Notices
SECTION         9.02.     No Waivers
SECTION         9.03.     Expenses; Documentary Taxes; Indemnification
SECTION         9.04.     Sharing of Set-Offs
SECTION         9.05.     Amendments and Waivers
SECTION         9.06.     Successors and Assigns
SECTION         9.07.     Collateral
SECTION         9.08.     New York Law
SECTION         9.09.     Counterparts; Integration

Exhibit         A  - Note

Exhibit         B  - Opinion of Counsel for the Borrower

Exhibit         C  - Opinion of Special Counsel for the Agent

(1)   The table of contents is not a part of this Agreement.

                      CREDIT AGREEMENT

     AGREEMENT dated as of March 30, 1995 among JOHN WILEY &
SONS, INC., the BANKS listed on the signature pages hereof and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent.

            The parties hereto agree as follows:

                           ARTICLE I

                          DEFINITIONS

     SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

     "Adjusted CD Rate" has the meaning set forth in Section
2.05(b).

     "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.05(c).

     "Administrative Questionnaire" means, with respect to each Bank, the administrative questionnaire in the form submitted to such Bank by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

     "Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks hereunder, and its successors in such capacity.

     "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic
Lending Office and (ii) in the case of its Euro-Dollar
Loans, its Euro-Dollar Lending Office.

     "Applicable Margin" has the meaning set forth in Section
2.05(e).

     "Assessment Rate" has the meaning set forth in Section
2.05(b).

     "Assignee" has the meaning set forth in Section 9.06(c).

    "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section
9.06(c), and their respective successors.

     "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

     "Base Rate Loan" means a Loan to be made by a Bank as a Base Rate Loan pursuant to the applicable Notice of Borrowing or Article VIII.

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     "Board" means the Board of Directors of the Borrower or a committee of directors lawfully exercising the relevant powers of the Board.

     "Borrower" means John Wiley & Sons, Inc., a New York corporation, and its successors.

     "Borrower's 1994 Form 10-K" means the Borrower's annual report on Form 10-K for the fiscal year ended April 30, 1994, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     "Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower at the same time by the Banks pursuant to Article II. A Borrowing is a "Domestic Borrowing" if such Loans are Domestic Loans or a "EuroDollar Borrowing" if such Loans are Euro-Dollar Loans. A Domestic Borrowing is a "CD Borrowing" if such Domestic Loans are CD Loans or a "Base Rate Borrowing" if such Domestic Loans are Base Rate Loans.

     "Capital Lease" means any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet; and "Capital Lease Obligation" means the amount of the liability which should be so capitalized.

     "CD Base Rate" has the meaning set forth in Section 2.05(b).

     "CD Loan" means a Loan to be made by a Bank as a CD
Loan pursuant to the applicable Notice of Borrowing.

     "College Publishing Segment" means the business segment of the Borrower and its Subsidiaries attributable to textbooks and other related materials for colleges and universities.

     "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof, as such amount may be reduced from time to time pursuant to Section 2.07.

     "Consolidated EBIT" means, for any fiscal period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest
Charges and (ii) provision for income taxes.

     "Consolidated Interest Charges" means, for any fiscal period, the aggregate amount of interest charges, whether expensed or capitalized, incurred or accrued by the Borrower and its Consolidated Subsidiaries during such period.

     "Consolidated Net Income" means the consolidated net income of the Borrower and its Consolidated Subsidiaries, determined in accordance with GAAP, excluding

     (A) the proceeds of any life insurance policy to the extent, if any, that such proceeds have been included in consolidated net income,

     (B) after-tax gains arising from (1) the sale or other disposition of any assets (other than sales in the Ordinary Course of Business) to the extent that the aggregate amount of the gain exceeds the aggregate amount of losses from the sale, abandonment or other disposition of assets (other than sales in the Ordinary Course of Business), (2) any write-up of assets to the extent, if any, such write-up has been included in consolidated net income, or (3) the acquisition of outstanding Debt securities of the Borrower or any Subsidiary,

     (C) any amount representing any interest in the undistributed earnings of any other Person (other than a Subsidiary),

     (D) any earnings, prior the date of acquisition, of any Person acquired in any manner, and any earnings of any Subsidiary accrued prior to becoming a Subsidiary, to the extent, if any, that any such earnings have been included in consolidated net income,

     (E)  any earnings of a successor to or transferee

of the assets of the Borrower prior to becoming such successor or transferee, to the extent, if any, that any such earnings have been included in consolidated net income,

     (F) any deferred credit (or amortization of a deferred credit) arising from the creation of the negative goodwill pursuant to the acquisition of any Person, and

     (G) any portion of the net income of any Subsidiary which for any reason is unavailable for payment of dividends.

     "Consolidated Net Worth" means Consolidated
Shareholders' Equity minus the aggregate net book value of the following to the extent, if any, that such items were included in consolidated assets or deducted from consolidated liabilities in computing Consolidated
Shareholders' Equity:

     (A)  the amount (if any) by which the sum of

     (1) the aggregate amount of Investments described in subsection (C) of the definition of Restricted Investments plus

     (2)   other Restricted Investments made after May 1,
1994, exceeds $10,000,000, and

     (B) any write-up of assets (other than current assets and other than any write-up arising from the acquisition of any Person in the Ordinary Course of Business) made after May 1, 1994.

     "Consolidated Shareholders' Equity" means the consolidated total shareholders' equity (including capital stock, additional paid-in capital, retained earnings and any accumulated translation adjustment as reduced by treasury stock) in the Borrower and its Consolidated Subsidiaries, determined in accordance with GAAP.

     "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

     "Debt" means all obligations for borrowed money, including (A) any obligation owed for all or any part of the purchase price of property or other assets or for services or for the cost of property or other assets constructed or of improvements thereto, other than trade accounts payable included in current liabilities and incurred in respect of property or services purchased in the ordinary course of business that are not more than 90 days overdue, (B) any Capital Lease Obligation, (C) any obligation (whether fixed or contingent) to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit and (D) any Guarantee with respect to Debt (of the kind otherwise described in this definition) of another Person.

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Derivatives Obligations" of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

     "Designated Business" means the College Publishing
Segment or the Scientific and Technical Publishing Segment.

     "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York
City are authorized by law to close.

     "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative
Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent;
provided that any Bank may so designate separate Domestic
Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

     "Domestic Loans" means CD Loans or Base Rate Loans or both.

     "Domestic Reserve Percentage" has the meaning set forth in Section 2.05(b).

     "EBIT/TD Ratio" means at any date the ratio (expressed as a percentage) of (i) Consolidated EBIT for the four consecutive fiscal quarters of the Borrower and its Consolidated Subsidiaries ending on such date to (ii) Total
Debt at such date.

     "Effective Date" means the date this Agreement becomes effective in accordance with Section 3.01.

     "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section
414 of the Internal Revenue Code.

     "Euro-Dollar Business Day" means any Domestic Business
Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     "Euro-Dollar Lending Office" means, as to each Bank, ts office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending
Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar
Lending Office by notice to the Borrower and the Agent.

     "Euro-Dollar Loan" means a Loan to be made by a Bank as a Euro-Dollar Loan pursuant to the applicable Notice of Borrowing.

     "Euro-Dollar Reserve Percentage" has the meaning set forth in Section 2.05(c).

     "Event of Default" has the meaning set forth in Section
6.01.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.

     "Fixed Rate Borrowing" means a CD Borrowing or a Euro
Dollar Borrowing.

     "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or both.

     "GAAP" means generally accepted accounting principles as in effect at the time of application to the provisions hereof.

     "Guarantee" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect, with respect to any obligation of another Person, through an agreement or otherwise, including, without limitation, (A) any other endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligation and (B) any agreement (1) to purchase, or to advance or supply funds for the payment or purchase of, any such obligation, (2) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (3) to make any loan, advance or capital contribution to or other investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy any obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

     The amount of any Guarantee shall be equal to the outstanding amount of the obligation directly or indirectly guaranteed.

     "Interest Period" means:  (1) with respect to each Euro
Dollar Borrowing, the period commencing on the date of such Borrowing and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable
Notice of Borrowing; provided that:

     (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

     (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last EuroDollar Business Day of a calendar month; and

     (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination
Date.

     (2) with respect to each CD Borrowing, the period commencing on the date of such Borrowing and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable Notice of Borrowing; provided that:

     (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a EuroDollar Business
Day shall be extended to the next succeeding Euro-Dollar
Business Day; and

     (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination
Date.

     (3) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing and ending
30 days thereafter; provided that:

     (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a EuroDollar Business
Day shall be extended to the next succeeding Euro-Dollar
Business Day; and

     (b)  any Interest Period which would otherwise end

after the Termination Date shall end on the Termination
Date.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

"Investment" means any investment so classified under GAAP, made by stock purchase, capital contribution, loan or advance or by purchase of property or otherwise, but in any event shall include as an investment in any Person the amount of all Debt owed by such Person and all accounts receivable from such Person which are not current assets or did not arise from sales to such Person in the ordinary course of business.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

    "Loan" means a Domestic Loan or a Euro-Dollar Loan and "Loans" means Domestic Loans or Euro-Dollar Loans or both.

    "London Interbank Offered Rate" has the meaning set
forth in Section    2.05(c).

     "Material Debt" means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $1,000,000.

     "Material Financial Obligations" means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $1,000,000.

     "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

     "Morgan" means Morgan Guaranty Trust Company of New
York; provided that, when used in Section 2.05 or 8.01 with reference to any Euro-Dollar Loan, the term "Morgan" shall mean the principal London office of Morgan Guaranty Trust
Company of New York.

     "1992 Credit Agreement" means the Credit Agreement dated as of March 30, 1992, as amended, among the Borrower, the banks listed on the signature pages thereof and Morgan
Guaranty Trust Company of New York, as agent.

     "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and "Note" means any one of such promissory notes issued hereunder.

     "Notice of Borrowing" has the meaning set forth in Section 2.02.

     "Operating Lease" means any lease, other than a Capital Lease, of real or personal property; and "Operating Lease Rentals" means the sum of the rental and other obligations required to be paid by the lessees under an Operating Lease excluding any amount required to be paid by the Lessee

(whether or not therein designated as rental or additional rental) on account of maintenance, repairs, insurance, taxes, assessments, water rates and similar charges.

     "Ordinary Course of Business" means the activities, events and transactions of the Borrower that would reasonably be expected to recur in the foreseeable future, do not possess a high degree of abnormality and are not unrelated to, or only incidentally related to, the publishing and marketing of books, journals and information services in all formats and computer software related thereto; the importing, adapting and marketing of works from other publishers and the designing and marketing of teaching and training materials for business and professional users. For purposes of this Agreement, sales, directly or indirectly, of book lists, publishing or training product lines, or other similar forms of publication rights (excluding sales in one transaction or a series of related transactions of all or substantially all of any Designated Business) shall be deemed to be sales in the Ordinary Course of Business.

     "Parent" means, with respect to any Bank, any Person controlling such Bank.

     "Participant" has the meaning set forth in Section
9.06(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in
New York City from time to time as its Prime Rate.

     "Refunding Borrowing" means a Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Loans made by any Bank.

     "Regulation U" means Regulation U of the Board of
Governors of the Federal Reserve System, as in effect from time to time.

     "Required Banks" means at any time Banks having at least 66 2/3% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 66 2/3% of the aggregate unpaid principal amount of the Loans.

     "Restricted Guarantee" means any Guarantee of the Borrower or a Subsidiary in respect of any obligation of another Person other than

     (A) any Guarantee of the Borrower in respect of any Subsidiary, and

     (B) any Guarantee in respect of Debt to the extent such Debt is secured by a Capital Lease of the Borrower or a Subsidiary.

     "Restricted Investment" means any Investment, other than

     (A) any Investment in (1) a marketable obligation, maturing within one year after acquisition thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof, (2) a certificate of deposit or other obligation, maturing within one year after acquisition thereof, issued by a United States national or state bank or trust company having capital, surplus and undivided profits of at least $100,000,000, (3) open market commercial paper, maturing within 270 days after acquisition thereof, which has the highest credit rating of either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's"), (4) adjustable rate preferred stocks or money market preferred stocks issued by a corporation organized under the laws of the United States or a state thereof which have one of the two highest ratings of either S&P or Moody's and which mature (or are redeemable at the option of the holder) within twelve months after the acquisition thereof and (5) commercial paper or notes issued by a governmental authority located in the United States, which are of credit quality not lower than that of the investments referred to in clause (4) above and which mature (or are redeemable at the option of the holder) within twelve months after the acquisition thereof,

     (B)  any Investment in a Subsidiary, and

     (C) any Investment hereafter acquired in exchange for, or out of the net cash proceeds from the substantially concurrent sale of, common shares of the Borrower.

In computing the amount of any Restricted Investment in any Person, unrealized increases or decreases in value, or write ups, write-downs or write-offs of Restricted Investments in the Person shall be disregarded (except to the extent included in the determination of net income of the Borrower or a Subsidiary).

     "Restricted Payment" means

     (A) the declaration of any dividend on, or the incurrence of any liability to make any other payment or distribution in respect of, any shares of the Borrower
(other than one payable solely in its common shares), and

     (B) any payment or distribution on account of the purchase, redemption or other retirement of any shares of the Borrower, or of any warrant, option or other right to acquire such shares, or any other payment or distribution (other than pursuant to a dividend theretofore declared or liability theretofore incurred as specified in Subsection
(A)), made in respect thereof, either directly or indirectly, except any payment or distribution on account of
(1) the principal of and prepayment charge, if any, on convertible Debt, or (2) the purchase, redemption or other retirement of shares of the Borrower in exchange for, or out of the net cash proceeds received by the Borrower from a substantially concurrent sale of, other shares of the Borrower.

The amount of the any Restricted Payment in property shall be deemed to be the greater of its fair value (as determined by the Board) or its net book value.

     "Revolving Credit Period" means the period from and including the Effective Date to but not including the Termination Date.

     "Scientific and Technical Publishing Segment" means that portion of the business of the Borrower and its Subsidiaries attributable to technical and scientific publications.

     "Subsidiary" of any designated Person means any Person or other entity at least a majority of the Voting Stock (or comparable ownership interests) of which is at the time owned by the designated Person and/or one or more of its Subsidiaries. Except as otherwise expressly indicated herein, references to Subsidiaries shall mean Subsidiaries of the Borrower.

     "Subsidiary Debt" means the Debt of all Subsidiaries of the Borrower, consolidated in accordance with GAAP.

     "Termination Date" means March 30, 2000, or, if any such day is not a Euro-Dollar Business Day, the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the Termination Date shall be the next preceding Euro-Dollar Business Day.

     "Total Debt" means at any date the aggregate amount of Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

     "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds
(ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title
IV of ERISA.

     "Voting Stock" means shares of a Person of the class or classes having general voting power (not depending on the happening of a contingency) under ordinary circumstances to elect a majority of the Board. As of the date of this Agreement, the Class B Stock is the Voting Stock of the Borrower.

     SECTION 1.02. Accounting Terms and Determinations. All financial statements provided for in this Agreement shall be prepared, all financial computations hereunder shall be made, and all accounting terms shall have the meanings given to them, in accordance with GAAP, except as otherwise provided in this Agreement. Any consolidated or consolidating financial statement or financial computation with respect to the Borrower and its Subsidiaries required by this Agreement shall be done in accordance with GAAP, and if at the time that any such statement or computation is required to be made the Borrower shall not have any Subsidiary such terms shall mean a financial statement or a financial computation, as the case may be, with respect to the Borrower only.

                         ARTICLE II

                        THE CREDITS

     SECTION 2.01. Commitments to Lend. During the Revolving Credit Period each Bank severally agrees, on the terms and conditions set forth in this Agreement, to lend to the Borrower from time to time amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Each Borrowing under this Section 2.01 shall be in an aggregate principal amount of $2,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount of the unused Commitments) and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay, or to the extent permitted by Section 2.09, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section 2.01.

          SECTION 2.02.  Method of Borrowing.  (a)  The
Borrower shall give the Agent notice (a "Notice of Borrowing") not later than 10:30 A.M. (New York City time) on (i) the second Domestic Business Day before each CD
Borrowing, (ii) the date of each Base Rate Borrowing, and
(iii) the third Euro-Dollar Business Day before each Euro
Dollar Borrowing, specifying:

     (i)  the date of such Borrowing, which shall
be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

     (ii)  the aggregate amount of such Borrowing,

     (iii)
whether the Loans comprising such Borrowing are to be CD Loans, Base Rate Loans or Euro-Dollar Loans, and

     (iv) in the case of a Fixed Rate Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

     (b) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

     (c) Not later than 12:00 noon (New York City time) on the date of each Borrowing, each Bank shall (except as provided in subsection (d) of this Section) make available its ratable share of such Borrowing (determined in accordance with Section 2.01), in Federal or other funds immediately available in New York City, to the Agent at its address specified in or pursuant to Section 9.01. Unless the Agent determines in its reasonable judgment that any applicable condition specified in Article III has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

     (d) If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Agent as provided in subsection (c) of this Section, or remitted by the Borrower to the Agent as provided in Section 2.10, as the case may be.

     (e) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsections (c) and (d) of this Section
2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section
2.05 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

     SECTION 2.03.  Notes.  (a)  The Loans of each Bank
shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

     (b) Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

     (c)  Upon receipt of each Bank's Note pursuant to
Section 3.01(b), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

     SECTION 2.04. Maturity of Loans. Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing and on the Termination Date.

     SECTION 2.05. Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable for each Interest Period on the last day thereof. Any overdue principal of and overdue interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate for such day.

     (b)  Each CD Loan shall bear interest on the
outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted CD Rate; provided that if any CD Loan shall, as a result of clause (2)(b) of the definition of Interest Period, have an Interest Period of less than 30 days, such CD Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of and overdue interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the higher of (i) the sum of the Applicable Margin plus the Adjusted CD Rate applicable to such Loan and (ii) the Base Rate for such day.

     The "Adjusted CD Rate" applicable to any Interest
Period means a rate per annum determined pursuant to the following formula:

               [ CDBR       ]*
     ACDR   =  [ ---------- ]  + AR
               [ 1.00 - DRP ]

     ACDR   =  Adjusted CD Rate
     CDBR   =  CD Base Rate
      DRP   =  Domestic Reserve Percentage
       AR   =  Assessment Rate

     __________

     * The amount in brackets being rounded upwards, if necessary, to the next higher 1/100 of 1%

     The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Agent to be the prevailing rate per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from Morgan of its certificates of deposit in an amount comparable to the unpaid principal amount of the CD Loan of Morgan to which such Interest Period applies and having a maturity comparable to such Interest Period.

     "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

     "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. 327.3(e) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

     (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin plus the applicable Adjusted London Interbank Offered Rate. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing
(i) the applicable London Interbank Offered Rate by
(ii) 1.00 minus the Euro-Dollar Reserve Percentage.

     The "London Interbank Offered Rate" applicable to any
Interest Period means the rate per annum at which deposits in dollars are offered to Morgan in the London interbank market at approximately 11:00 A.M. (London time) two Euro
Dollar Business Days before the first day of such Interest
Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of Morgan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

     "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

     (d) Any overdue principal of and overdue interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 1% plus the higher of (i) the sum of the Applicable Margin plus the Adjusted London Interbank Offered Rate applicable to such Loan and (ii) the Applicable Margin plus the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (x) the rate per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to Morgan are offered to Morgan in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 1% plus the Base Rate for such day).

     (e) The "Applicable Margin" for each Fixed Rate Loan outstanding on any day during any fiscal quarter of the Borrower is (i) for each day during any fiscal quarter as to which the EBIT/TD Ratio for the then immediately preceding four consecutive fiscal quarters was greater than 75%, the applicable amount set forth in the table below under the caption Level I, (ii) for each day during any fiscal quarter as to which the EBIT/TD Ratio for the then immediately preceding four consecutive fiscal quarters was equal to or less than 75% but greater than 40%, the applicable amount set forth in the table below under the caption Level II, and
(iii) for each day during any fiscal quarter as to which the EBIT/TD Ratio for the then immediately preceding four consecutive fiscal quarters was equal to or less than 40%, the applicable amount set forth in the table below under the caption Level III.

                       Level I       Level II     Level III

Euro-Dollar Loans       0.25%         0.35%         0.5% CD
Loans   0.375%          0.475%        0.675%

For purposes of making interest payments hereunder, the Applicable Margin for Fixed Rate Loans of any type shall change only upon delivery of an officer's certificate pursuant to Section 5.01(e)(iii) setting forth the EBIT/TD Ratio on the basis of which a change is required pursuant to this subsection (e). Such change, however, will be retroactively effective to the first day of the relevant fiscal quarter, and an appropriate adjustment shall be made within three Domestic Business Days after the delivery of such certificate for any resulting change in the amount of interest accrued from such first day and previously paid.

     (f) The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     SECTION 2.06.  Facility Fees.   During the Revolving
Credit Period, the Borrower shall pay to the Agent, for the account of the Banks ratably in accordance with their respective Commitments, a facility fee for each day at a rate per annum equal to (i) 0.125% for any day on which Level I (as such term is used in Section 2.05) applies, (ii) 0.175% for any day on which Level II (as such term is used in Section 2.05) applies, and (iii) 0.25% for any day on which Level III (as such term is used in Section 2.05) applies, on the aggregate amount of the Commitments (whether used or unused) on such day. Such facility fees shall accrue for each day from and including the Effective Date to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety). Accrued fees under this Section shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 during the Revolving Credit Period and on the Termination Date (or earlier date of termination of the Commitments in their entirety).

     SECTION 2.07.  Optional Termination or Reduction of
Commitments.  During the Revolving Credit Period, the
Borrower may, upon at least three Domestic Business Days' notice to the Agent, terminate at any time, or proportionately reduce from time to time by an aggregate amount of $1,000,000 or any larger multiple of $1,000,000, the unused portions of the Commitments. If the Commitments are terminated in their entirety, all accrued fees shall be payable on the effective date of such termination.

     SECTION 2.08.  Mandatory Termination of Commitments.
The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

     SECTION 2.09. Optional Prepayments. (a) The Borrower may, upon at least one Domestic Business Day's notice to the Agent, prepay any Base Rate Borrowing in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

     (b) Except as provided in Section 8.02, the Borrower may not prepay all or any portion of the principal amount of any Fixed Rate Loan prior to the maturity thereof.

     (c)  Upon receipt of a notice of prepayment
pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share of such prepayment and such notice shall not thereafter be revocable by the Borrower.

     SECTION 2.10.  General Provisions as to Payments.
(a) The Borrower shall make each payment of principal of, and interest on, the Loans and of facility fees hereunder, not later than 12:00 noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in
Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the

Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of facility fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

     (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

     SECTION 2.11. Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan (pursuant to Article VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or the end of an applicable period fixed pursuant to Section 2.05(d), or if the Borrower fails to borrow any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.02(b), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

     SECTION 2.12. Computation of Interest and Fees. Interest based on the Prime Rate hereunder and facility fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     SECTION 2.13. Withholding Tax Exemption. At least five Domestic Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     SECTION 2.14. Change of Control. If a Change of Control shall occur (i) the Borrower will, promptly and in any event within 20 days after the occurrence thereof, give each Bank notice thereof and shall describe in reasonable detail the facts and circumstances giving rise thereto and
(ii) each Bank may, by notice to the Borrower and the Agent given not later than 20 days after such notice of Change of Control shall have been given, terminate its Commitment, which shall be terminated 45 days after such notice of Change of Control shall have been given, and declare the Note held by it, together with accrued interest thereon, and any other amounts payable hereunder for its account to be, and such Note and such other amounts shall thereupon become, due and payable on such forty-fifth day without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that no Bank shall be obligated, without its written consent given at the time, to make a Loan to be included in any Borrowing other than a Refunding Borrowing during the period from and including the date of any such Change of Control to and including the forty-fifth day following such notice of Change of Control.

     For the purposes of this Section, the following terms have the following meanings:

     "Acquiring Person" means any Person
(excluding any trustee of any stock participation plan or pension plan of the Borrower or any Subsidiary so long as all such plans in the aggregate hold less than 20% of the Voting Stock of the Borrower), who along with any Affiliates or Associates of such Person, becomes the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 10% of the Voting Stock of the Borrower.

     "Affiliate" of any designated Person means any Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other, or holds or beneficially owns 5% or more of the equity interest in the other or 5% or more of any class of voting securities of the other. For this purpose "control" means the power, direct or indirect, of one Person to direct or cause direction of the management and policies of another, whether by contract, through voting securities or otherwise.

     "Associate" means, with respect to any
Person, (1) any corporation or organization (other than the Borrower or a Subsidiary of the Borrower) of which such Person is an officer, employee or partner or is, directly or indirectly, the beneficial owner of 10% or more of the shares of any class, (2) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (3) any relative or spouse of such

Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Borrower or any of its Subsidiaries.

     "Change in Control" of the Borrower shall be deemed to have occurred at such time or times as (1) any Person (other than W. Bradford Wiley, Deborah E. Wiley, Peter Booth Wiley and William Bradford Wiley II, their Affiliates or Associates) alone or with any Affiliates or Associates of such Person, is or becomes the beneficial owner, directly or indirectly, of 50% or more of the Voting Stock of the Borrower or (2) individuals who constitute the Continuing Directors cease for any reason to constitute at least a majority of the Board.

     "Continuing Director" means any member of the Board who is not an Affiliate or Associate of an Acquiring Person and who was a member of the Board immediately prior to the time that any Acquiring Person became an Acquiring Person and any other director who is not an Affiliate or Associate of an Acquiring Person and who is recommended to succeed a Continuing Director by a majority of Continuing Directors who are then members of the Board.

                          ARTICLE III

                          CONDITIONS

     SECTION 3.01.  Effectiveness.  This Agreement shall
become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.05):

     (a) receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party);

     (b) receipt by the Agent for the account of each Bank of a duly executed Note dated on or before the Effective
Date complying with the provisions of Section 2.03;

     (c)  receipt by the Agent of an opinion of Richard S.
Rudick, General Counsel for the Borrower, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

     (d) receipt by the Agent of an opinion of Davis Polk & Wardwell, special counsel for the Agent, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

     (e) receipt by the Agent of a certificate signed by the Chief Financial Officer or Treasurer of the Borrower, dated the Effective Date, to the effect set forth in clauses
(c) and (d) of Section 3.02;

     (f) receipt by the Agent of all documents it may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent; and

     (g) receipt by the Agent of evidence satisfactory to it of the payment of all principal of and interest on any loans outstanding under, and of all other amounts payable under, the 1992 Credit Agreement;

Provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than April 15, 1995. The Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. The Banks that are parties to the 1992 Credit Agreement, comprising the "Required Banks" as defined therein, and the Borrower agree that the commitments under the 1992 Credit Agreement shall terminate in their entirety simultaneously with and subject to the effectiveness of this Agreement and that the Borrower shall be obligated to pay the accrued commitment and facility fees thereunder to but excluding the date of such effectiveness.

     SECTION 3.02.  Borrowings.  The obligation of any Bank
to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

     (a) receipt by the Agent of notice of such Borrowing as required by Section 2.02;

     (b) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

     (c) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;
and

     (d) the fact that the representations and warranties of the Borrower contained in this Agreement (except, in the case of a Refunding Borrowing, the representations and warranties set forth in Sections 4.04(c) and 4.05 as to any matter which has theretofore been disclosed in writing by the Borrower to the Banks) shall be true on and as of the date of such Borrowing.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

                      ARTICLE IV

            REPRESENTATIONS AND WARRANTIES

       The Borrower represents and warrants that:

     SECTION 4.01.  Corporate Existence and Power.  The
Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     SECTION 4.02.  Corporate and Governmental
Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the Borrower's corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Restated Certificate of Incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

     SECTION 4.03.  Binding Effect.  This Agreement
constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.

          SECTION 4.04.  Financial Information.

     (a)  The consolidated balance sheet of the
Borrower and its Consolidated Subsidiaries as of April 30, 1994 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, reported on by Arthur Andersen & Co., and set forth in the Borrower's 1994 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such fiscal year.

     (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of January 31, 1995 and the related unaudited consolidated condensed statements of income for the nine months then ended, set forth in the Borrower's quarterly report for the fiscal quarter ended January 31, 1995 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such nine month period (subject to normal year end adjustments).

     (c) Since January 31, 1995 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

     SECTION 4.05. Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of this Agreement or the Notes.

     SECTION 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     SECTION 4.07. Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended April 30, 1989, except for refund claims filed by the Borrower for the fiscal years ended April 30, 1982 through April 30, 1989 and currently under examination by the Internal Revenue Service. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

     SECTION 4.08.  Subsidiaries.  Each of the Borrower's
corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     SECTION 4.09. Not an Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 4.10. Status of Notes. The obligations of the Borrower under this Agreement and the Notes to pay the principal of and interest on the Notes and any and all other amounts due hereunder constitute direct unconditional and general obligations of the Borrower and do rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured Indebtedness of the Borrower now existing.

     SECTION 4.11. Environmental Matters. The Borrower has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Subsidiaries, considered as a whole.

                       ARTICLE V

                       COVENANTS

     The Borrower agrees that, so long as any Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

     SECTION 5.01.  Information.  The Borrower will deliver
to each of the Banks:

     (a) as soon as available and in any event within 90 days after the end of each fiscal year, a consolidated and consolidating balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with generally accepted accounting principles consistently applied and, in the case of the consolidated statements, reported on by Arthur Andersen & Co. or other independent public accountants of nationally recognized standing, which report shall contain no material exceptions or qualifications except such as are not unacceptable to the Banks;

     (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income for such quarter and for the portion of the fiscal year ended on the last day of such quarter, and of cash flows for the portion of the fiscal year ended on the last day of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, prepared in accordance with generally accepted accounting principles consistently applied;

     (c) promptly upon the filing thereof, copies of all registration statements (excluding registration statements on Form S-8 or any successor form) and regular and periodic reports filed by the Borrower with the Securities and Exchange Commission (or any governmental agency succeeding to the functions of said Commission) or with any stock exchange on which the Borrower's securities are traded;

     (d) promptly upon the mailing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its shareholders;

     (e) simultaneously with each delivery of the financial statements referred to in subsections (a) and (b) above, a certificate dated the date of such delivery and signed by the Treasurer or Chief Financial Officer of the Borrower (i) stating that such financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis which, except as disclosed therein, is consistent with the preceding year, or the corresponding portion of the preceding year (subject in the case of financial statements delivered pursuant to subsection (b) above, to normal year-end adjustments of which none shall be material), (ii) stating whether there existed on the date of such financial statements or exists on the date of such certificate any Default, and, in the case of any such Default, specifying the nature and period of existence thereof and what action the Borrower is taking and proposes to take with respect thereto, and (iii) stating that the Borrower is and at all times during such period has been in compliance with the covenants set forth in Article V hereof and setting forth calculations demonstrating compliance with the covenants set forth in Sections 5.06 and 5.09 through 5.13;

     (f) simultaneously with each delivery of the consolidated financial statements referred to in subsection
(a) above, a written statement of the independent public accountants reporting on such consolidated financial statements to the effect that in the course of the examination upon which their report was based they became aware of no condition or event involving financial or accounting matters which constitutes a Default or, if such accountants did become aware of any such Default, specifying the nature and period of existence thereof (it being agreed that such accountants will not be required to conduct any special or additional audit procedures for the purpose of enabling them to furnish such written statement);

     (g)  forthwith upon any officer of the
Borrower becoming aware of any Default, a certificate signed by the Treasurer or Chief Financial Officer of the Borrower specifying the nature and period of existence thereof and the action which the Borrower is taking or proposes to take with respect thereto;

     (h) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice;

(iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a coy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the treasurer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

     (i)  promptly upon the signing thereof,
notice of any lease of real or personal property under which the Borrower or any of its Subsidiaries is obligated to make aggregate payments of $5,000,000 or more over any period of five years, which notice shall provide for inspection of such leased property at such times as the Agent or the Banks may reasonably request; and

     (j) such additional information regarding the business, assets, financial condition, results of operations or prospects of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request from time to time.

     SECTION 5.02. Payment of Taxes; Insurance; Maintenance of Corporate Existence. The Borrower will and will cause each Subsidiary to:

     (a) pay or discharge promptly when due and payable all taxes, assessments and other governmental charges imposed upon it or any of its property; provided that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment or governmental charge if the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings (or payment may be made without penalty) and a reserve, if appropriate, has been established with respect thereto;

     (b) maintain adequate insurance with financially sound and reputable insurers covering all such properties and risks as are customarily insured by, and in such amounts as are customarily carried by, firms engaged in similar businesses and similarly situated; and

     (c) do all things necessary to preserve and keep in full force and effect the corporate existence, rights and franchises of the Borrower and its Subsidiaries; provided that this Section 5.02(c) shall not prevent the Borrower or any Subsidiary from abandoning or disposing of any of its property or abandoning or terminating any right or franchise if (i) such abandonment, disposition or termination does not violate any other provision of this Agreement, (ii) in the opinion of the Board of Directors of the Borrower, such abandonment, disposition or termination is in the best interest of the Borrower and is not detrimental in any respect to the holder of any Note and (iii) all such abandonments, dispositions and terminations do not in the aggregate materially and adversely affect the business, assets, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, taken as a whole.

     SECTION 5.03. Maintenance of Property; Conduct of Business. (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

     (b) The Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries.

     SECTION   5.04.  Compliance with Laws.  The Borrower
will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental
Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

     SECTION   5.05.  Inspection of Property, Books and

Records. The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank's expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

     SECTION   5.06.  Limitation on Liens.  The Borrower
will not, and will not permit any Subsidiary to, create, assume or suffer to be created, assumed or incurred or to exist any Lien upon any property or assets of the Borrower or any Subsidiary (whether now owned or hereafter acquired) other than:

     (a)  Liens securing taxes, assessments or
other governmental charges to the extent non-payment thereof is permitted by Section
5.02(a);

     (b) Liens incurred in the ordinary course of business in connection with the workmen's compensation, unemployment insurance and other social security obligations;

     (c) Liens incurred in the ordinary course of business but not incurred in connection with the borrowing of money, the incurrence of Derivatives Obligations, the obtaining of advances or the payment of the deferred purchase price of any property or assets, including, without limitation, Liens securing:

     (i)  claims of mechanics, workmen,
materialmen or other similar persons in respect of obligations not yet due or being contested in good faith by appropriate proceedings, or

     (ii) the performance of bids, tenders or contracts which in the aggregate do not detract in any material respect from the value of the property or assets of the Borrower or any Subsidiary or impair in any material respect the use thereof in the operation of the business of the Borrower or any Subsidiary, or

     (iii) leases (including equipment leases), public or statutory obligations (other than the obligations referred to in paragraph (a) above), surety and appeal bonds or other similar obligations, provided that the aggregate obligations secured by such Liens shall not exceed $15,000,000;

     (d)  Liens existing as of the date of this Agreement;
provided that no such Lien shall extend
to any property other than the property as to which such Lien was in effect as of such date and the Debt secured by such Lien shall not be increased, renewed or extended;

     (e) Liens on property to secure the payment of all or any part of the purchase price thereof or to secure any Debt, incurred prior to, at the time of, or within 90 days after the acquisition of such property, for the purpose of financing all or any part of the purchase price of such property; provided (i) that in no event shall the amount of Debt secured by any such Lien exceed 75% of the purchase price or fair market value at the time of acquisition of the property subject to such Lien, whichever is less, (ii) that any such Lien does not extend to property other than the property purchased or financed in connection with which such Lien was created and (iii) that the aggregate outstanding principal amount of all such Debt shall not exceed $10,000,000;

     (f) Liens on property or assets of any Subsidiary operating outside the United States securing Debt of such Subsidiary;

     (g) Liens on fixed assets securing Debt not otherwise permitted; provided that the aggregate outstanding principal amount of all Debt secured by Liens permitted by this paragraph and by paragraphs (d) and (e) above shall not exceed the greater of (i) $4,000,000 or (ii) 25% of the excess of consolidated net fixed assets over net fixed assets subject to Liens permitted by paragraph (f) above;

     (h)  Liens on cash and cash equivalents securing
Derivatives Obligations, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $1,000,000; and

     (i) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not to exceed 5% of Consolidated Net Worth.

     SECTION 5.07. Consolidations, Mergers and Sales of Assets. The Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or any substantial part of the assets of the Borrower and its Subsidiaries, taken as a whole, to any other Person (other than property held for sale in the ordinary course of business); provided that the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

     SECTION   5.08.     Use of Proceeds.  The proceeds of
the Loans made under this Agreement will be used by the Borrower for its general corporate purposes. None of such proceeds will be used in violation of any applicable law or regulation.

      SECTION   5.09.     Subsidiary Debt.  Subsidiary
Debt will at no time exceed an amount equal to (i) 25% of Consolidated Net Worth at such time minus (ii) the aggregate principal amount of Debt of the Borrower outstanding at such time secured by a Lien permitted solely under paragraph (i) of Section 5.06.

          SECTION   5.10.     Consolidated Shareholders' Equity.
Consolidated Shareholders' Equity will at no time be less than $60,000,000.

          SECTION   5.11.     Debt to Subsidiaries.  The Borrower
will not incur any Debt owing to any Subsidiary unless the same shall be for cash advances from such Subsidiary and shall be subordinated and subject in right to the prior payment in full of the Notes.

          SECTION   5.12.     EBIT/TD Ratio.  The EBIT/TD Ratio
will not, for any period of four consecutive fiscal quarters, be less than 20%.

          SECTION   5.13.     Restricted Payments and Guarantees.
The Borrower will not, directly or indirectly, make any Restricted Payment and will not, and will not permit any Subsidiary to, make any Restricted Guarantee unless, after giving effect to any such action,

     (i)  the aggregate amount of all (A) Restricted
Payments made during the period commencing on May 1, 1994 and ending on and including the date of such action
("Computation Period") and (B) Restricted Guarantees of the
Borrower and its Subsidiaries existing on the date of such action, shall not exceed $25,000,000 plus 85% (or in the case of a net loss, minus 100%) of Consolidated Net Income accumulated for the Computation Period, and

     (ii)  no Default shall have occurred and be continuing.

The Borrower will not declare any dividend on any of its shares payable more than 90 days after the declaration date.
The Borrower will not permit any Subsidiary to make any Restricted Payment.

                        ARTICLE VI

                         DEFAULTS

          SECTION   6.01.     Events of Default.  If one or more
of the following events ("Events of Default") shall have occurred and be continuing:

     (a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay within five
Domestic Business Days of the due date thereof any interest, fees or other amount payable hereunder;

     (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.06 to 5.13, inclusive; (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Agent at the request of any Bank;

     (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

     (e) the Borrower or any Subsidiary shall fail to pay when due, or within any applicable period of grace, any obligation with respect to Material Debt or Material Financial Obligations; or any event or condition referred to in any instrument or agreement evidencing or securing or relating to any obligation with respect to Material Debt or Material Financial Obligations of the Borrower or any Subsidiary shall have occurred and be continuing which would cause, or would permit (assuming the giving of appropriate notice if required) any Person to cause, such obligation to become due and payable prior to its stated maturity or the obligations of the Borrower or any Subsidiary under any obligation with respect to Material Debt or Material Financial Obligations to become due and payable;

     (f) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

     (g) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

     (h) any member of the ERISA Group shall fail to pay within 30 days of the date when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of
Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000; or

     (i) a judgment or order for the payment of money in excess of $1,000,000 shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days;

then, and in every such event, the Agent shall (i) if requested by Banks having more than 66 2/3% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and they shall thereupon terminate, and (ii) if requested by Banks holding Notes evidencing more than 66 2/3% in aggregate principal amount of the Loans, by notice to the Borrower declare the Notes
(together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;
provided that in the case of any of the Events of Default specified in clause (f) or (g) above with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

     SECTION 6.02. Notice of Default. The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

                         ARTICLE VII

                          THE AGENT

     SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     SECTION 7.02. Agent and Affiliates. Morgan and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent hereunder.

     SECTION 7.03. Action by Agent. The obligations of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

     SECTION 7.04.  Consultation with Experts.  The Agent
may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     SECTION 7.05. Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith
(i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

     SECTION 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

     SECTION 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

     SECTION 7.08. Successor Agent. The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right, subject to approval by the Borrower, to appoint a successor Agent, provided that approval of such successor Agent by the Borrower shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

     SECTION 7.09.  Agent's Fee.  The Borrower shall pay to
the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

                       ARTICLE VIII

                 CHANGE IN CIRCUMSTANCES


     SECTION 8.01.  Basis for Determining Interest Rate
Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Fixed Rate Borrowing:

     (a) the Agent is advised by Morgan that deposits in dollars (in the applicable amounts) are not being offered to Morgan in the relevant market for such Interest Period, or

     (b) Banks having 50% or more of the aggregate amount of the Commitments advise the Agent that the Adjusted CD
Rate or the Adjusted London Interbank Offered Rate, as the case may be, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate
Borrowing.

     SECTION 8.02. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

     SECTION 8.03. Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

     (i)  shall subject any Bank (or its
Applicable Lending Office) to any tax, duty or other charge with respect to its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans, or shall change the basis of taxation of payments to any Bank (or its Applicable Lending Office) of the principal of or interest on its Fixed Rate Loans or any other amounts due under this Agreement in respect of its Fixed Rate Loans or its obligation to make Fixed Rate Loans (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank's principal executive office or Applicable Lending Office is located); or

     (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (A) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and
(B) with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Notes or its obligation to make Fixed Rate Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

     (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

          (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

     SECTION 8.04. Base Rate Loans Substituted for Affected Fixed Rate Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section
8.02 or (ii) any Bank has demanded compensation under
Section 8.03(a) and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

     (a)  all Loans which would otherwise be made
by such Bank as CD Loans or Euro-Dollar Loans, as the case may be, shall be made instead as Base
Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks), and

     (b) after each of its CD Loans or Euro-Dollar Loans, as the case may be, has been repaid, all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate
Loans instead.

                       ARTICLE IX

                      MISCELLANEOUS

     SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof,
(y) in the case of any Bank, at its address or telex or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telex or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received,
(ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when received at the address specified in this Section; provided that notices to the Agent under Article II or
Article VIII shall not be effective until received.

     SECTION 9.02.  No Waivers.  No failure or delay by the
Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 9.03.  Expenses; Documentary Taxes;
Indemnification. (a) The Borrower shall pay (i) all out-of pocket expenses of the Agent, including fees and disbursements of special counsel for the Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the

Agent or any Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify each Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

     (b) The Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel for any Indemnitee in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto) which may be incurred by any Indemnitee, relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction. The Borrower shall not be liable for any settlement effected without the Borrower's consent, which consent shall not be unreasonably withheld.

     SECTION 9.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participation in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     SECTION 9.05. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks
(and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of, accrued interest on, or rate of interest on, any Loan or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or the Termination Date or (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

     SECTION 9.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks.

     (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section
9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

     (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower and the Agent; provided that if an Assignee is an affiliate of such transferor Bank, no such consent shall be required. Upon execution and delivery of such an instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with
Section 2.13.

     (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal
Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(e)  No Assignee, Participant or other transferee of

any Bank's rights shall be entitled to receive any greater payment under Section 8.03 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section
8.02 or 8.03 requiring such Bank to designate a different
Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

     SECTION 9.07.  Collateral.  Each of the Banks
represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

     SECTION 9.08.  New York Law.  This Agreement and each
Note shall be construed in accordance with and governed by the law of the State of New York.

     SECTION 9.09. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                  JOHN WILEY & SONS, INC.

                  By  /s/ Robert D. Wilder
                          Senior Vice President
                          & Chief Financial Officer

                          605 Third Avenue
                          New York, New York  10058-0012
                          Facsimile number:  (212) 850-6088

Commitments

$20,000,000    MORGAN GUARANTY TRUST COMPANY OF NEW YORK

                  By   /s/ Vance B. Barbour
                           Associate

$15,000,000    CHEMICAL BANK

                  By   /s/ Debra J. Runkle
                           Vice President

$15,000,000    CORESTATES BANK, N.A.

                  By   /s/ Melissa G. Landay
                           Assistant Vice President
_________________

Total Commitments

$50,000,000

=================

                           MORGAN GUARANTY TRUST COMPANY
                           OF NEW YORK, as Agent


                  By   /s/ Vance B. Barbour
                           Associate
                           60 Wall Street
                           New York, New York  10260-0060
                           Attention:  Vance B. Barbour
                           Facsimile number: (212) 648-5017

                                                  EXHIBIT A

                        NOTE

                                                  New York, New York
                                                    March 30, 1995

     For value received, JOHN WILEY & SONS, INC., a New York corporation (the "Borrower"), promises to pay to the order of ______________ (the "Bank"), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the last day of the Interest Period relating to such Loan. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York.

All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, prior to any transfer hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding shall be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

     This note is one of the Notes referred to in the Credit Agreement dated as of March 30, 1995 among the Borrower, the banks listed on the signature pages thereof and Morgan Guaranty Trust Company of New York, as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

                              JOHN WILEY & SONS, INC.
                              By___________________________
                                      Title:

          LOANS AND PAYMENTS OF PRINCIPAL

____________________________________________________________
                              Amount of
        Amount of   Type of   Principal   Maturity   Notation
Date      Loan        Loan     Repaid       Date      Made By

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

                                                 EXHIBIT B

                        OPINION OF
                  COUNSEL FOR THE BORROWER


                                          March 30, 1995

To the Banks and the Agent
     Referred to Below
c/o Morgan Guaranty Trust Company
     of New York, as Agent
60 Wall Street
New York, New York  10260-0060

Dear Sirs:

     I am counsel for John Wiley & Sons, Inc., a New York corporation (the "Borrower") and have acted as counsel to the Borrower in connection with the Credit Agreement (the "Agreement") dated as of March 30, 1995 among the Borrower, the banks named therein and Morgan Guaranty Trust Company of New York, as Agent. Terms defined in the Agreement are used herein as therein defined.

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that:

     1.  The Borrower is a corporation duly

incorporated, validly existing and in good standing under the laws of the State of New York, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     2. The execution, delivery and performance by the Borrower of the Agreement and each Note are within the Borrower's corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Restated Certificate of Incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

     3. The Agreement constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

     4. There is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of the Agreement or each Note.

     5. I have no reason to believe that each of the Borrower's Subsidiaries is not a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, or that each does not have all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                              Very truly yours,

                                            EXHIBIT C

                         OPINION OF
            DAVIS POLK & WARDWELL, SPECIAL COUNSEL
                        FOR THE AGENT

                                          March 30, 1995

To the Banks and the Agent
     Referred to Below
c/o Morgan Guaranty Trust Company
     of New York, as Agent
60 Wall Street
New York, New York  10260-0060

Dear Sirs:

     We have participated in the preparation of the Credit Agreement (the "Credit Agreement") dated as of March 30, 1995 among John Wiley & Sons, Inc., a New York corporation (the "Borrower"), the banks listed on the signature pages thereof (the "Banks") and Morgan Guaranty Trust Company of New York, as Agent (the "Agent"), and have acted as special counsel for the Agent for the purpose of rendering this opinion pursuant to Section 3.01(d) of the Credit Agreement. Terms defined in the Credit Agreement are used herein as therein defined.

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed necessary or advisable for purposes of this opinion.

     Upon the basis of the foregoing, we are of the opinion that:

     1. The execution, delivery and performance by the Borrower of the Credit Agreement and each Note are within the Borrower's corporate powers and have been duly authorized by all necessary corporate action.

     2. The Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and by general principles of equity.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America. In giving the foregoing opinion, we express no opinion as to the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Bank is located which limits the rate of interest that such Bank may charge or collect.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person without our prior written consent.

     Very truly yours,